EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-178673) as amended and Registration Statement (Form S-8 No. 333-170730) pertaining to the 2010 Omnibus Equity Compensation Plan of POZEN Inc. and in the related Prospectus of our reports dated March 7, 2013 with respect to the financial statements of POZEN Inc., and the effectiveness of internal control over financial reporting of POZEN Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 7, 2013